UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 2, 2012

Neah Power Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22118 20th Avenue SE, Suite 142 Bothell, Washington 98021
(Address of Principal Executive Offices)

(425) 424-3324

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On February 2, 2012, Neah Power Systems, Inc. (“we” or the “Company”) entered into Amendment No. 1 to Securities Purchase Agreement (the “Amendment”) with New Power Solutions, LLC (the “Investor”).  The Amendment amends the Securities Purchase Agreement dated November 4, 2011 (the “Original Agreement”) for the purchase of shares of our Series C Preferred Stock and Common Stock warrants.  The Original Agreement, as amended by the Amendment, is referred to as the “Purchase Agreement.”

Under the terms of the Original Agreement, the Investor agreed to provide funding to us, on a best efforts basis, in two separate placements for an aggregate of up to $4.0 million. Under the terms of the first placement (the “First Placement”),  the Investor committed to purchase up to $1.5 million of Series C Preferred Stock, at a price of $7.00 per share, with the last installment of the funding due no later than January 8, 2012.  As of January 8, 2012, we received an aggregate of approximately $300,000 in proceeds from the Investor in the First Placement.

Under terms of the Amendment, we extended until March 9, 2012, the date for the Investor to complete funding of the First Placement, on the following payment schedule: (i) $80,000 by February 3, 2012, (ii) an additional $80,000 by February 17, 2012, and (iii) the remaining balance (approximately $1,040,000) by March 9, 2012.  If the Investor fails to complete the First Placement based on this extended payment schedule (after a seven-day cure period), we have the right to terminate the Purchase Agreement.  On February 3, 2012, the Investor tendered payment of $80,000 according to the terms of the Amendment.  Investor’s purchase commitment is on a best efforts basis only, and there are no assurances as to whether or how much the Investor will fund in the First Placement and the timing of any such payments.

The Amendment further provides that we will have the option, in our sole discretion, to terminate the Purchase Agreement at any time after we have received total proceeds of at least $800,000 (“Optional Termination”). In the event we exercise our right of Optional Termination, we would be required to issue to the Investor (i) $97,000 in common stock at a price of $0.007 per share and (ii) 25 million common shares and warrants to purchase 25 million shares of our common stock at the same terms as warrants issued pursuant to the First Placement, and the Investor would have a right to appoint one director to our Board of Directors.  However, if we terminate the Purchase Agreement due to the Investor’s failure to complete the First Placement on the extended payment schedule, we would not be subject to the foregoing obligation to issue additional securities to Investor and Investor would not have a Board appointment right.

Other material terms of the Amendment include the following:

●             the exclusivity provisions of the Original Agreement were eliminated and we are permitted to accept investments from existing accredited investors without  limitation or pre-approval by the Investor;

●             the exercise price for the warrants to be issued in the First Placement will be reduced to $0.007 per share (from $0.015 per share) and the number of warrants will be reduced by 50%, if the Investor exercises the warrants within 10 business days following their issuance;

●             upon completion of the First Placement for the full $1.5 million, we and the Investor will discuss in good faith and mutually determine whether a Second Placement transaction is needed and the terms of the Second Placement.

The foregoing is a summary of the Amendment and is qualified by the full text of the Amendment, which is included as Exhibit 10.1 to this Current Report on Form 8-K.  The Original Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K filed on November 14, 2011.

Item 3.02.             Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.  The purchase and sale of shares of Series C Preferred Stock and warrants pursuant to the Original Agreement, as Amended, are being made pursuant to a private placement transaction exemption under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The private placement was not conducted in connection with a public offering and no public solicitation or advertisement was made or relied upon by the investors in connection with the private placement. On February 3, 2012, the Investor tendered payment of $80,000 according to the terms of the Amendment and we issued 11,429 shares of our Series C Preferred Stock.

Item 9.01.              Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
10.1	Amendment 1 to Securities Purchase Agreement dated February 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neah Power Systems, Inc.

By:	/s/ Stephen M. Wilson
Stephen M. Wilson
Chief Financial Officer

Date:  February 8, 2012